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As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STORM CAT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	06-1762942 (I.R.S. Employer Identification Number)

1125 17th Street, Suite 2310
Denver, Colorado 80202
(303) 991-5070
(Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Scott Zimmerman
President and Chief Executive Officer
1125 17th Street, Suite 2310
Denver, Colorado 80202
(303) 991-5070
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

George A. Hagerty, Esq.
Richard J. Mattera, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Shares, without par value per share	9,148,472	$2.91	$26,622,054	$2,849

Common Shares, without par value per share, issuable upon exercise of warrants	2,249,870	$2.91	$6,547,122	$701

Common Shares, without par value per share, issuable upon exercise of warrants	297,617	$2.97	$883,922	$95

(1)
Pursuant to Rule 416 under the Securities Act, such number of common shares registered hereby shall also include an indeterminate number of additional common shares that may be issued from time to time as a result of anti-dilution adjustments pursuant to the terms of the warrants and share splits, share dividends or similar transactions.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices reported for the common shares on the American Stock Exchange on December 22, 2005.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 23, 2005

PROSPECTUS

11,695,959 Shares

Common Shares

        The selling shareholders are offering 11,695,959 common shares. Of these 11,695,959 common shares, 9,148,472 were acquired by the selling shareholders pursuant to either private placements or other exempt transactions between us and the selling shareholders. In addition, up to 2,547,487 common shares may be acquired at various prices per share upon the exercise of warrants that were acquired by the selling shareholders in private placement transactions. All of these common shares are being sold by the selling shareholders named in this prospectus, or its transferees, pledgees, donees or successors-in-interest. The selling shareholders will receive all proceeds from the sale of the common shares being offered in this prospectus. We will receive, however, the exercise price of the warrants upon exercise by the selling shareholders of their warrants.

        The selling shareholders may sell the common shares being offered by them from time to time on the American Stock Exchange, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then prevailing market price for the common shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 20.

        Our common shares trade on the American Stock Exchange under the symbol "SCU." On December 22, 2005, the closing price of our common shares on the American Stock Exchange was $2.97. Our common shares trade on the TSX Venture Exchange under the symbol "SME." On December 22, 2005, the closing price of our common shares on the TSX Venture Exchange was $3.49 CDN.

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2006.

SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
SHARE CAPITAL
DESCRIPTION OF COMMON SHARES
CAPITALIZATION
PRICE HISTORY OF THE SHARES
THE SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ENFORCEMENT OF CIVIL LIABILITIES
EXPENSES
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus carefully. You should read "Risk Factors" beginning on page 4 for more information about important risks that you should consider before investing in our common shares.

        As used in this prospectus, unless the context otherwise requires, the terms "Storm Cat," "we," "our" and "us" refer to Storm Cat Energy Corporation and its consolidated subsidiaries. In certain instances in this prospectus, figures reported in U.S. dollars have been converted from Canadian dollars, based on the foreign exchange rate of December 8, 2005, of $0.8633 CDN convertible to $1.00 U.S., as quoted by Reuters and other sources in the Wall Street Journal as of 4:00 p.m. Eastern time, on December 9, 2005.You should assume that all figures are stated in U.S. dollars unless indicated otherwise.

Storm Cat Energy Corporation

General

        Storm Cat is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. We have producing properties in Wyoming's Powder River Basin, exploration/development acreage in Canada and Alaska, and high-risk, potentially high-reward exploration acreage in Mongolia.

        Originally incorporated under the laws of British Columbia, Canada in 2000 as a mineral exploration company, "Toby Ventures, Inc.," in late 2003 we entered the oil and gas industry and in January 2004, we changed our name to Storm Cat Energy Corporation. Our business model consists of three strategies: (1) acquiring producing properties with drilling prospects in focused basins in both the United States and Canada; (2) exploring areas of moderate risk; and (3) initiating higher risk projects with the potential for higher reward.

        In Wyoming's Powder River Basin, we have acquired a 100% working (81.5% net revenue) interest in 1,481 gross acres of the Jamison/North Twenty Mile fields and 100% working (75% net revenue) interest in 6,320 gross contiguous acres in the Northeast Spotted Horse fields. Current daily well-head production in the Powder River Basin is approximately 4,000 cubic feet of natural gas per day (Mcfd), approximately 3,000 Mcfd net to Storm Cat. We have recently increased production on these properties by successfully drilling 41 wells to date in the Powder River Basin. We expect to continue to drill new wells in the Powder River Basin in 2006.

        We have acquired a 100% working interest in three five-year petroleum and natural gas exploration leases covering over 35,000 gross acres in the onshore Cook Inlet region of Alaska. This area is prospective for both conventional natural gas and for coal bed methane gas. We are currently securing services for the drilling of an initial test well on this prospect. In Canada, we farmed-in on approximately 78,000 gross acres in Elk Valley, British Columbia, on an unconventional natural gas prospect. We earn a 50% working interest after spending $12,000,000 CDN on this project. We are currently drilling two new wells and re-activating wells drilled by a prior company. We also own a 30% working interest in the Moose Mountain exploration project in Saskatchewan, covering 235,830 gross acres of unconventional natural gas exploration. We are conducting a comprehensive geologic and geophysical study in this area as an initial step in our exploration strategy.

        As the high risk component to our business strategy, we have entered a Production Sharing Contract with the Petroleum Authority of Mongolia for coal bed methane hydrocarbons. The agreement grants us the rights to explore for and produce natural gas from coal within an area known as the Tsiadam project. Under our agreement, we have a minimum work commitment and must relinquish certain percentages of the original contract area over three phases spanning five years.

Recently, Storm Cat negotiated an extension of the Tsaidam block area to include an additional 5,632 km2, increasing the total contract area to 28,039 km2 (6,928,436 acres).

Recent Developments

        On October 25, 2005 and November 30, 2005, we closed private placements of our common shares for $2.15 per share, resulting in gross proceeds of approximately $10.9 million and $5.0 million, respectively. These private placements consisted of a total of 7,417,909 common shares and warrants to purchase 2,225,370 common shares, exercisable through October 25, 2007 at a price of $2.52 per share.

        On December 21, 2005, we closed an additional private placement of our common shares for $2.52 per share, resulting in gross proceeds of approximately $2.5 million. This private placement consisted of a total of 992,063 common shares and warrants to purchase 297,617 common shares, exercisable through October 25, 2007 at a price of $2.97 per share.

        We intend to use the net proceeds from the private placements to further fund our exploration and drilling programs in the United States and Canada. As part of the private placements, we entered into registration rights agreements with the investors requiring us to file with the Securities and Exchange Commission (the "SEC") a registration statement covering the common shares issued, and any common shares issuable upon exercise of the warrants.

Powder River Basin, Wyoming Proved Reserves at September 30, 2005

        We recently announced results from our reserve report for the period ending September 30, 2005. The reserves in the report only represent our Powder River Basin assets. Total proved reserves were estimated at 9.932 bcf equivalent as compared to 9.450 bcf equivalent at December 31, 2004. Our estimated, pre-tax future net revenue discounted at 10% (commonly known as the SEC PV-10 figure) for proved reserves at September 30, 2005 was $44.6 million versus $13.9 million at year-end 2004. The PV-10 calculation used net commodity prices of $11.005 CIG Rocky Mountains per million British thermal units (MMBtu) of natural gas.

        Our total proved reserve estimates are prepared by independent reservoir engineering consultants, Netherland, Sewell & Associates of Houston, Texas, and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements.

        Reserve mix for the Powder River Basin is 100% natural gas, with 28% categorized as proved developed and 62% proved undeveloped. In accordance with SEC guidelines, proved reserve estimates do not include any probable or possible reserves which may exist for our Powder River properties.

	Net Reserves	Future Net Revenue (M$/USD)
Category	Gas (MMCF)	Total Undiscounted	Present Worth at 10% Discount
Proved Developed	2,197.1	13,898.5	11,918.0
• Producing	1,665.5	10,252.8	9,065.8
• Non-Producing	531.6	3,645.7	2,852.2
Proved Undeveloped	7,734.5	44,179.3	32,718.5

Total Proved	9,931.6	58,077.8	44,636.5

Assumes commodity prices of $11.005/MMBtu CIG Rocky Mountains

Other information

        Our common shares trade on the American Stock Exchange under the symbol "SCU" and on the TSX Venture Exchange under the symbol "SME." Our principal executive offices are located at 1125

17th Street, Suite 2310, Denver, Colorado 80202. Our telephone number is (303) 991-5070. Our website address is www.stormcatenergy.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

        Our business, operations and financial condition are subject to various risks. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the offering. If any of these risks and uncertainties actually occur, our business, financial condition or results of operations could be materially and adversely affected, the value of our common shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have recently changed our business model.

        From 2000 to late 2003, our business consisted of mineral exploration operations in Canada and Argentina. In 2003 and 2004, we disposed of, or abandoned substantially all of our interests in our mineral exploration properties. In 2004, we changed our name from Toby Ventures Inc. to Storm Cat Energy Corporation and began to focus on exploring conventional, unconventional and cold bed methane gas projects. In January 2004, we began acquiring exploration, development and/or production rights for coal bed methane and/or natural gas in Mongolia, Wyoming, Alaska and Canada. Our limited financial history makes it difficult for us to project our revenues, expenses, and potential for successful development of these exploration properties.

Price volatility may affect our financial condition.

        The prices of oil and natural gas are volatile and our operating results and future rate of growth depend heavily on prevailing market prices for these resources. A substantial or extended decline in prices for these resources would have a material adverse effect on us. These prices are affected by numerous factors beyond our control, including international economic and political trends, the effects of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, worldwide and domestic supplies of oil and gas, the ability of members of the Organization of Petroleum Exporting Countries (OPEC) to agree to and maintain oil price and production controls, actions of governmental authorities, the availability of transportation facilities, increased production due to new discoveries or improved recovery techniques and weather conditions.

We operate in a highly competitive industry.

        We compete with other energy development companies for properties, equipment, materials and labor. Our industry is highly competitive in all aspects. Many of our competitors have larger operations and greater financial resources than we do. Competition in our business may adversely affect our ability to acquire properties, equipment and materials, attract and retain qualified labor, and attract the necessary capital to sustain our resource exploration and production in the future.

Oil and gas exploration is a speculative undertaking.

        Oil and gas exploration is a speculative business. Our future success depends on our ability to economically locate oil and gas production and reserves in commercial quantities. Our anticipated exploration and development activities are subject to reservoir and operational risks. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. The effects of these factors may result in Storm Cat not receiving an adequate return on investment capital.

Reserves are imprecise estimates.

        The information on reserves provided in this prospectus and other filings with the SEC are estimates of our reserves and the future revenues from these reserves. If the assumptions underlying these estimates prove to be incorrect, the quantity of our reserves and our future cash flows could be materially different from these estimates.

We face operating risks in our exploration and production activities.

        Our business involves operating risks, including well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, leaks, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any one of which can cause personal injury, damage to property, equipment and the environment, as well as interruption of our operations. We maintain insurance against some, but not all, of these risks. If any of these events occurred, we could face substantial losses that could eliminate funds available for our operations.

Our industry is highly regulated.

        Our business is heavily regulated by federal, state, and local authorities. These regulations control many aspects of our business including, among other things, land use, prospecting, the drilling and spacing of wells, protection of ground water, conservation of soil, safety standards, site reclamation, restoration, exports, labor standards, occupational health, waste disposal, toxic substances and other matters. The regulations and laws governing our industry are under constant review and may be amended or expanded. Regulation increases the cost of doing business and decreases profitability. If we fail to comply with these laws and regulations, we may be subject to substantial penalties or suspension or termination of our operations.

Our operations are subject to complex environmental regulations.

        Our current and anticipated future operations require permits from various federal, state and local governmental authorities and such operations are and will be regulated by laws and regulations governing various elements of the oil and gas industries.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how in the future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation generally is toward stricter standards and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands lying within wetland areas, area providing for habitat for certain species or other protected areas. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital expenditures, may materially affect the results of our operations and business, or may cause material changes or delays in our intended activities.

        There can be no assurance that we will be able to obtain all permits required for future exploration on reasonable terms or that such laws and regulations, or that new legislation or modifications to existing legislation, will not have an adverse effect on any project we might undertake. Our failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing our operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

We have a history of net losses.

        Since our incorporation in May of 2000, we have experienced annual net losses. In the year ended December 31, 2004 we had a net loss of ($1,438,986) CDN and our cumulative net loss from date of our incorporation to September 30, 2005 was $5,503,294 CDN. There is no guarantee as to when, if ever, we will realize a net profit.

We have limited cash flow to support our capital needs and will require additional capital to fund our operations.

        Only a limited number of our projects have advanced to the commercial production stage and we have no history of positive cash flow to support our operations. Even if our current exploration programs are successful, we will require additional capital to complete future exploration activities and fund our operations. If we are unable to obtain additional financing, we may be forced to reduce or discontinue our activities, forfeit our interest in properties and/or reduce or terminate our operations, which would likely have a negative effect on our share price.

        We have not paid dividends on our common shares since incorporation and do not anticipate doing so in the foreseeable future.

We may not be able to obtain additional funding to meet our capital needs and if we raise additional capital through equity, present and prospective shareholders may realize significant dilution.

        There is no guarantee that we will be successful in raising additional capital or be able to obtain financing on favorable terms. Historically, our only source of funds has been through the sale of our common shares. Any transaction involving the issuance of previously authorized but unissued shares of common shares or securities convertible into common shares will result in dilution, which could be substantial, to present and prospective holders of our common shares.

We operate in international markets, which subject us to additional risks.

        We operate in a number of countries, subjecting our business to risks that often characterize international markets, including economic and political instability; longer payment cycles; difficulties in collecting accounts receivable; licensing requirements; unexpected changes in regulatory requirements and tariffs; potentially adverse tax consequences and fluctuations in exchange rates.

Fluctuations in foreign currency exchange rates could adversely affect our business.

        We maintain accounts in U.S. and Canadian dollars. A material decrease in the value of the U.S. dollar relative to the Canadian dollar could negatively impact our income statement and share price. Additionally, any appreciation in the currency of Mongolia against the U.S. or Canadian dollar will increase our costs of operations in Mongolia, which could negatively impact our income statement and share price.

We depend on certain key personnel.

        We strongly depend on the business and technical expertise of our management and key personnel, particularly that of our President and Chief Executive Officer, J. Scott Zimmerman and our Chief Financial Officer, Paul Wiesner. There is little possibility that this dependence will decrease in the near term. We carry no "key man" life insurance on any of our executives. As our operations expand, we will require additional key personnel and related resources.

Some of our officers and directors serve as officers and directors of other companies.

        Some of our officers and directors are also officers, directors or shareholders of other companies including those that are similarly engaged in the business of acquiring, developing and exploiting oil and gas producing properties. Such associations may give rise to conflicts of interest from time to time. Our directors are required by law to act honestly and in good faith with a view to the best interests of Storm Cat and to disclose any interest that they may have in any Storm Cat project or opportunity. Further, we have an internal conflict policy. Under this policy, if a conflict of interest arises at a meeting of our Board, any director with a conflict must disclose his interest and abstain from voting on such matters. In making the determination as to whether or not we will participate in any project or opportunity, the directors will primarily consider the degree of risk to us and our financial position at that time.

We focus heavily on risky unconventional plays, which rely on technological advances that in the future may not be effective.

        The unconventional plays are a central element of our business model. The development of typical unconventional plays may involve greater extraction and retrieval costs than are involved in development of typical conventional plays. Often the quality of gas and commercial viability is less known in a typical unconventional play. Therefore, the process of developing an unconventional play involves significant expenditures before commercial viability can be ascertained and presents a risk of cost overruns and inadequate gas recovery. Although unconventional coal bed methane wells can be shallower and less costly to drill than conventional natural gas wells, the speculative nature of these unconventional plays may lead them to be unprofitable undertakings.

        Further, technological innovation is a key component to realizing the economic value of unconventional plays. We continue to explore and rely on advances in technologies such as drilling, well completion and geophysical technologies that have helped the viability of the unconventional play. We expect future advances in technology to continue to make the unconventional play a superior model to a conventional play. The continued advancement of such technologies, however, is uncertain and even if developed and advanced, such technologies may not be effective.

Coal bed methane may not continue to rise as an energy source in the United States.

        Currently, coal bed methane accounts for over 9% of U.S. natural gas production. While we expect this figure to continue to rise, there can be no guarantee that it will continue to do so. If demand for coal bed methane is flat or decreases, our business model could prove unsuccessful and our share price could decline.

We may incur compression difficulties and expense.

        As production increases, more compression is generally required to compress the production into the pipeline. Production costs increase as more compression is required, primarily because more the compression process requires more fuel. In addition, the compression process is a mechanical process, and should a breakdown occur, we will be unable to deliver gas until repairs to the machinery are completed.

If we are not successful in acquiring and developing producing properties, we may be unable to expand our business and be competitive in our industry.

        We anticipate that a significant portion of our growth will be the result of acquisition and the exploitation of gas producing properties. We expect to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable. The successful acquisition of producing properties requires an assessment of recoverable reserves, future gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. It will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not always observable even when inspection is undertaken. There can be no assurance that our acquisitions will be successful, and any unsuccessful acquisition could be costly, damaging to our operations, and could have a material adverse effect on our business.

We do not yet have contracts to sell gas for our properties.

        There is no assurance that we will be able to secure contracts for the sale of gas on any or all of our properties, nor is there any assurance that if we are able to do so that any of these will be long-term contracts. If we are able to obtain contracts of the desired duration, there is still no assurance as to what gas prices the contracts will provide.

Pipeline capacity may be inadequate.

        Due to the nature of natural gas development, during certain time periods, pipeline capacity may be inadequate to meet our transportation needs. Often, as new development comes on-line, existing pipelines may be close to or at capacity for a period of time before new pipelines are built. During periods when pipeline capacity is inadequate to meet demand, we may be forced to reduce production or incur additional expense as existing production is compressed to fit into existing pipelines.

We will not obtain title insurance.

        We do not obtain title insurance or other guaranty or warranty of good title with our gas mineral leases and well working interests. Title insurance is not available for mineral leases. Accordingly, third parties may assert claims against our legal entitlement to the gas mineral leases and working interests being acquired, irrespective of our leases and working well interests. In order to alleviate this risk, we require a title search and title opinion on all leases prior to drilling. There is no assurance, however, that all title defects will be cured prior to drilling.

Risks Related To Our Common Shares

U.S. Investors may have difficulty effecting service of process against some of our Canadian directors.

        We are incorporated under the laws of the Province of British Columbia, Canada. Consequently, it may be difficult for United States investors to effect service of process in the United States upon our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the Securities Exchange Act of 1934, as amended. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Storm Cat predicated solely upon such civil liabilities.

We are a "Foreign Private Issuer" and exempt from the Section 16 and the Proxy Rules of Section 14 of the Securities Exchange Act of 1934.

        Under the U.S. federal securities laws, we are a "foreign private issuer." Unless and until such time as we become a "U.S. Issuer" under these laws, we are not subject to certain regulation under U.S. securities laws, such as Section 16 and the Proxy Rules of Section 14 of the Securities Exchange Act of 1934. Further, as a foreign private issuer, we make our annual report on Form 20-F and report our current events, including the dissemination of proxy materials and information regarding our annual meeting of shareholders, on Form 6-K. These disclosure obligations may result in the reduced availability public information regarding us, compared to the disclosure required of U.S. Issuers under U.S. federal securities laws.

We are subject to the Continued Listing Criteria of The American Stock Exchange ("AMEX").

        Our common shares are currently listed on AMEX. In order to maintain our listing on AMEX, we must maintain certain share prices, financial and distribution targets, including maintaining a minimum amount of shareholders' equity and a minimum number of public shareholders. In addition to objective standards, AMEX may delist the securities of any issuer if in its opinion, the issuer's financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on AMEX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with AMEX's listing requirements; if an issuer's common shares sell at what AMEX considers a "low selling price" and the issuer fails to correct this via a reverse split of shares after notification by AMEX; or if any other event shall occur or any condition shall exist which makes further dealings with AMEX, in its opinion, unadvisable.

        If AMEX delists our common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

Our share price has fluctuated and could continue to fluctuate significantly.

        The market price for our common shares, as well as the price of shares of other energy companies, has been volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common shares to fluctuate significantly, such as:

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  Fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

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  Shortfalls in our operating results from levels forecast by securities analysts;

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  Announcements concerning us or our competitors;

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  Changes in pricing policies by us or our competitors;

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  General market conditions and changes in market conditions in our industry; and

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  The general state of the securities market.

        In addition, trading in shares of companies listed on the American Stock Exchange and the TSX Venture Exchange, generally, and trading in shares of energy companies, specifically, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry factors may depress our share price, regardless of our actual operating results. In addition, if we issue additional shares in financings or acquisitions, our shareholders will experience additional dilution and the existence of more shares could decrease the amount that purchasers are willing to pay for our common shares.

Our common shares are traded on more than one market and this may result in price variations.

        Our common shares are traded primarily on the American Stock Exchange and on the TSX Venture Exchange. Trading in our common shares on these markets is effected in different currencies (U.S. dollars on the American Stock Exchange and Canadian dollars on the TSX Venture Exchange) and at different times, as the result of different time zones, different trading days and different public holidays in the United States and Canada. Consequently, the trading prices of our common shares on these two markets often differ, resulting from the factors described herein as well as differences in exchange rates and from political events and economic conditions in the United States and Canada. Any decrease in the trading price of our common shares on one of these markets could cause a decrease in the trading price of our common shares on the other market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended:

  i.
  any statements contained herein or therein regarding the prospects for our business or any of our services;

  ii.
  any statements preceded by, followed by or that include the words "may," "will," "seeks," "believes," "expects," "anticipates," "intends," "continues," "estimates," "plans" or similar expressions; and

  iii.
  other statements contained herein or therein regarding matters that are not historical facts.

        Forward-looking statements in this prospectus and our filings with the SEC include, without limitation, statements regarding:

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  financial position;
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  business strategy;
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  budgets;
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  amount, nature and timing of capital expenditures;
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  drilling of wells;
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  potential reserves;
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  timing and amount of future production of natural gas and oil;
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  operating costs and other expenditures;
  •
  future net revenues from production and estimates of potential oil and gas reserves;
  •
  cash flow and anticipated liquidity; and
  •
  prospect development and property acquisitions.

        Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof. In addition to the specific risk factors described in the section entitled "Risk Factors," important factors that could cause actual results to differ materially from our expectations and may affect our operations, revenues or the common shares, include, but are not limited to:

  •
  the effects of competition;
  •
  risks associated with oil and gas exploration;
  •
  operational hazards;
  •
  availability and cost of material and equipment;
  •
  availability of capital and unexpected substantial variances in capital requirements;
  •
  uncertainty of reserve estimates and timing of development expenditures;
  •
  the impact of petroleum and natural gas price fluctuations;
  •
  our ability to find, acquire, market, develop and produce new properties;
  •
  the threat of terrorist attacks or war;
  •
  the impact of current and future laws and governmental regulations;
  •
  climactic conditions;
  •
  liability for environmental claims;
  •
  the impact of the departure of any key officers; and
  •
  general economic, market or business conditions.

        We do not intend to update these forward-looking statements except as required by law.

USE OF PROCEEDS

        The proceeds from the sale of the common shares offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the common shares offered by this prospectus. However, we will receive the exercise price of any common shares we sell to the selling shareholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 2,547,487 shares are exercised for cash, we would receive approximately $6,498,927 of total proceeds, before expenses, subject to any adjustment due to the anti-dilution provisions of the warrants. The selling shareholders are not obligated to exercise the warrants, and if none are exercised we will not receive any proceeds. We would expect to use any proceeds we receive from the exercise of warrants for general working capital purposes.

DIVIDEND POLICY

        We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors our board of directors deems relevant.

SHARE CAPITAL

        Our authorized capital is an unlimited number of common shares, without par value. As of December 31, 2004, the end of our last fiscal year, 32,560,714 (adjusted for the two-for-one forward share split) common shares were issued and outstanding. As of December 8, 2005, 64,075,861 common shares were issued and outstanding. We have financed our operations principally through the sale of equity capital. The timing of such sales was dependent on our operating needs and the economic climate. We anticipate having to raise additional funds by equity or debt issuance in the next several years, as we do not expect to generate sufficient revenue from our oil and gas operations to meet our anticipated expenditures.

        The most recent financings are described in the following paragraphs. All share and per share amounts have been adjusted to reflect our two-for-one common share split.

        In October 2003, we completed a private placement of 3,000,000 common share units at a price of $0.05 CDN per unit for gross proceeds of $150,000 CDN. Each unit consisted of one common share and one common share purchase warrant, with each warrant exercisable into one common share at a price of $0.065 CDN per share until October 21, 2005.

        In January 2004, we completed a private placement of 3,976,000 common share units at a price of $0.125 CDN per unit for gross proceeds of $497,000 CDN. Each unit consisted of one common share and one common share purchase warrant, with each warrant exercisable into one common share at a price of $0.25 CDN per until January 16, 2005.

        In May 2004, we closed a private placement of 3,750,000 common share units at a price of $0.40 CDN per unit for gross proceeds of $1,500,000 CDN. Each unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant exercisable into one common share at a price of $0.50 CDN until May 4, 2005. We paid a placement agent $42,240 CDN in cash.

        In October 2004, we closed a private placement of 1,875,000 common share units at a price of $0.40 CDN per unit for gross proceeds of $750,000 CDN. Each unit consisted of one common share and one common share warrant, with each warrant exercisable into one common share at a price of $0.50 CDN until October 18, 2005, or at a price of $0.625 CDN until April 18, 2006. We paid a placement agent 88,550 units, with each unit having the same terms and conditions as the units offered in the private placement.

        On November 10, 2004, we closed a private placement of 1,600,000 common share units at a price of $0.625 CDN per unit for gross proceeds of $1,000,000 CDN. Each unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant exercisable into one common share at a price of $0.775 CDN until November 10, 2005.

        On December 17, 2004, we closed a private placement of 3,840,000 common share units at a price of $0.625 CDN per unit for gross proceeds of $2,400,000 CDN. Each unit consisted of one common share and one-half of a common share purchase warrant, with each full warrant exercisable into one common share at a price of $0.775 CDN until December 17, 2005. We paid a placement agent in connection with the offering $192,000 CDN in cash and 576,000 warrants, with each warrant exercisable into one common share at a price of $0.775 CDN until December 17, 2005.

        On February 24, 2005, we closed a private placement of 6,400,000 common share units at a price of $1.95 CDN per unit for gross proceeds of $12,480,000 CDN. Each unit consisted of one common share and one common share purchase warrant, with each warrant exercisable into one common share at a price of $2.60 CDN on or before February 24, 2007. We paid five placement agents and a finder a total of approximately $443,180 CDN in cash payments and issued 165,996 common share units as placement agent fees. Each unit was identical to the units offered in the private placement.

        On September 27, 2005, we closed a private placement of 1,875,000 common share units for gross proceeds of $4,500,000 CDN and 2,142,858 flow-through common shares for gross proceeds of $6,000,002 CDN. Each unit, priced at $2.40 CDN per unit, comprises one common share and one-half common share purchase warrant. Each whole common share purchase warrant is exercisable into one common share at a price of $3.00 CDN for a period of 18 months from closing. Each flow-through common share is priced at $2.80 CDN per share. We paid three registered securities dealers a total of approximately $787,500 CDN in cash payments and issued 301,339 warrants as placement agent fees. Each warrant entitles the holder to purchase one common share at a price of $2.40 CDN per share on or before March 27, 2007.

        On October 25, 2005, we closed a private placement of 5,092,328 common shares at a price of $2.15 per share for gross proceeds of $10,948,505. In addition to the common shares, the investors received common share warrants exercisable for three tenths (3/10) of a common share, for each common share purchased or 1,527,696 warrants. Each full warrant will be exercisable until October 25, 2007 at an exercise price of $2.52 per share. In connection with the closing, we paid two placement agents a total of $628,530 in cash.

        On November 30, 2005, we closed a private placement of 2,325,581 common shares at a price of $2.15 per share for gross proceeds of approximately $5,000,000. In addition to the common shares, the investors received common share warrants exercisable for three tenths (3/10) of a common share, for each common share purchased or 697,674 warrants. Each full warrant will be exercisable until October 25, 2007 at an exercise price of $2.52 per share. We paid two placement agents a total of $300,000 in cash.

        On December 21, 2005, we closed a private placement of 992,063 common shares at a price of $2.52 per share for gross proceeds of approximately $2,500,000. In addition to the common shares, the investors received common share warrants exercisable for three tenths (3/10) of a common share, for each common share purchased or 297,617 warrants. Each full warrant will be exercisable until October 25, 2007 at an exercise price of $2.97 per share. We paid two placement agents a total of $150,000 in cash.

DESCRIPTION OF THE COMMON SHARES

        For a full description of our common shares, please see the documents identified in the section "Incorporation by Reference" in this prospectus. As of the date of this prospectus, we are authorized to issue an unlimited number of common shares. As of December 8, 2005, we had 64,075,861 issued and outstanding common shares, and had reserved an additional (1) 7,661,813 common shares for issuance upon exercise of outstanding warrants, and (2) 3,834,166 common shares for issuance under our Amended and Restated Option Share Plan. Each common share is entitled to one vote in the election of directors and other matters.

        Our shareholders do not have pre-emptive purchase rights. We have only one class of shares, the common shares. Accordingly, the rights of the holders of common shares cannot be limited or qualified by the rights evidenced by any other class of shares.

        Our common shares are issued in registered form, and our transfer agent is Pacific Corporate Trust Company, 10th Floor, 625 Howe Street, Vancouver, British Columbia, Canada, V6C 3B8.

CAPITALIZATION

        The following table sets forth our capitalization, stated in $ CDN, as of September 30, 2005. The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, our more detailed consolidated financial statements and notes to financial statements incorporated by reference in this prospectus.

As of September 30, 2005
(unaudited)
Cash and equivalents	$10,322,950

Long-term debt, including current portion	$—
Shareholders' equity:
Common shares, without par value, unlimited number of shares authorized; 51,204,000 shares issued and outstanding(1)	31,360,069
Share subscriptions	27,500
Contributed surplus	397,083
Deficit	(5,503,294)

Total shareholders' equity	26,281,358

Total capitalization	$26,281,358

(1)
This number excludes common shares underlying any options or warrants outstanding as of September 30, 2005 that are reserved for future issuance.

PRICE HISTORY OF THE SHARES

        Our common shares are traded on the American Stock Exchange under the symbol "SCU" and the TSX Venture Exchange under the symbol "SME." The following tables set forth the reported high and low prices of our common shares for the past five years on a post-split basis.

Annual High and Low Market Price for the Five Most Recent Fiscal Years on the
TSX Venture Exchange ($ CDN)†*

Fiscal Year Ended	High**	Low**
December 31, 2004	$2.745	$0.275
December 31, 2003	$0.425	$0.05
December 31, 2002	$0.13	$0.05
December 31, 2001	$0.15	$0.115

Quarterly High and Low Market Price for the Two Most Recent Fiscal Years:

Quarterly High and Low Market Price for the Two Most Recent Fiscal Years on the
TSX Venture Exchange ($ CDN)†

Quarter Ended	High	Low
December 31, 2004	$2.745	$0.525
September 30, 2004	$0.60	$0.43
June 30, 2004	$0.81	$0.375
March 31, 2004	$0.65	$0.275
December 31, 2003	$0.425	$0.13
September 30, 2003	$0.175	$0.05
June 30, 2003	$0.10	$0.075
March 31, 2003	$0.15	$0.095

Monthly High and Low Market Price for the Most Recent Six Months:

Monthly High and Low Market Price for the Most Recent Six Months on the
TSX Venture Exchange ($ CDN)†

Month Ended	High	Low
November 30, 2005	$3.05	$2.40
October 31, 2005	$4.36	$2.50
September 30, 2005	$3.35	$2.10
August 31, 2005	$2.89	$1.70
July 31, 2005	$2.30	$1.50
June 30, 2005	$3.04	$2.01

Monthly High and Low Market Price for the Most Recent Six Months on the
American Stock Exchange ($ U.S.)†*

Month Ended	High	Low
November 30, 2005	$2.56	$2.01
October 31, 2005	$3.75	$2.11

†
We completed a two-for-one forward share split on March 31, 2005. All share prices have been adjusted for the share split effective March 31, 2005.

*
Our common shares began trading on the American Stock Exchange on October 3, 2005.

**
Our common shares began trading on the Canadian Venture Exchange (now the TSX Venture Exchange) under the name Toby Ventures, Inc., on November 15, 2001. We changed our name to Storm Cat Energy Corporation on January 30, 2004, with no consolidation of capital.

THE SELLING SHAREHOLDERS

        We initially issued the common shares to the selling shareholders, as initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to include in this registration statement the common shares issued to the selling shareholders and the common shares issuable upon the exercise of the warrants.

        The selling shareholders, including their transferees, pledges, donees or other successors, may from time to time offer and sell pursuant to this prospectus any or all of the common shares and the common shares issuable exercise of the warrants. Any selling shareholder may also elect not to sell any common shares or common shares issuable upon exercise of the warrants held by it. Only those common shares and common shares issuable upon exercise of the warrants listed below or in any prospectus supplement hereto may be offered for resale by the selling shareholders pursuant to this prospectus. None of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our securities, except for (1) J. Scott Zimmerman who has served as a Director since 2004 and as our President and Chief Executive Officer since October 2004, (2) Barbara Zimmerman who is the spouse of Scott Zimmerman and has served as our Director of Land since May 2004, (3) William Zimmerman who is the father of Scott Zimmerman, and (4) David Wiesner, the President of Anchor Bay Corporation, who is the brother of Paul Wiesner, our Chief Financial Officer.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) the date on which the shares (other than shares held by our Affiliates) may be sold pursuant to Rule 144(k) of the Securities Act and (3) October 25, 2007.

        The following table is prepared based on information supplied to us by the selling shareholders. Although we have assumed for purposes of the table below that the selling shareholders will sell all of the shares offered by this prospectus, because the selling shareholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling shareholders or that will be held by the selling shareholders after completion of the resales. In addition, the selling shareholders may have sold, transferred or otherwise disposed of the common shares or the warrants in transactions exempt from the registration requirements of the Securities Act, since the date the selling shareholders provided the information regarding their securities holdings. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus. Pursuant to the purchase agreements pursuant to which the common shares were sold, each of the selling shareholders warranted and covenanted to us that the selling shareholder purchased the common shares in the ordinary course of business and did not have, directly or indirectly, any intention of distributing any of the common shares or any agreement, arrangement or understanding with any other persons regarding the distribution of the common shares.

        The common shares offered by this prospectus may be offered from time to time by the persons or entities named below:

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After the Offering(1)
Name of Selling Shareholder	Number	Number of Shares Underlying Warrants	Percent	Number of Shares Offered	Number	Number of Shares Underlying Warrants	Percent
Anchor Bay Corporation(2) 1600 Stout Street, Suite 750 Denver, CO 80202	50,000	15,000	*	65,000	0	0	*
Capital Ventures International(3) c/o Heights Capital Management 101 California, Suite 3250 San Francisco, CA 94111	697,674	209,302	1.41%	906,976	0	0	*
Condor Limited Partnership(4) c/o Afton Capital Management LLC 120 Cottage Place Charlotte, NC 28207	193,000	57,900	*	250,900	0	0	*
Cranshire Capital, L.P.(5) 666 Dundee Road, Suite 1901 Northbrook, IL 60062	116,280	34,884	*	151,164	0	0	*
Kevin Dewitt Davis 4793 S. Upham Court Littleton, CO 80123	43,000	21,500		64,500	0	0	*
Enable Growth Partners(6) One Ferry Building, Suite 255 San Francisco, CA 94111	372,100	111,630	*	483,730	0	0	*
Enable Opportunity Partners(6) One Ferry Building, Suite 255 San Francisco, CA 94111	93,017	27,905	*	120,922	0	0	*
Europa International, Inc.(7) c/o Knoll Capital Management 200 Park Avenue, Suite 3900 New York, NY 10166	396,825	119,047	*	515,872	0	0	*
Ironman Energy Capital, L.P.(8) 4545 Bissonnet Street, Suite 291 Bellaire, TX 77401	150,000	45,000	*	195,000	0	0	*
Iroquois Master Fund Ltd.(9) 641 Lexington Avenue, 26th Floor New York, NY 10022	116,279	34,883	*	151,162	0	0	*
Knoll Capital Fund II Master Fund(7) c/o Knoll Capital Management 200 Park Avenue, Suite 3900 New York, NY 10166	396,825	119,047	*	515,872	0	0	*
Merlin Limited Partnership(4) c/o Afton Capital Management LLC 120 Cottage Place Charlotte, NC 28207	70,000	21,000	*	91,000	0	0	*
Nite Capital LP(10) 100 East Cook Avenue, Suite 201 Libertyville, IL 60048	348,838	104,651	*	453,489	0	0	*
Omicron Master Trust(11) c/o Omicron Capital, LP 650 Fifth Avenue, 24th Floor New York, NY 10019	232,559	69,767	*	302,326	0	0	*

Peregrine Limited Partnership(4) c/o Afton Capital Management LLC 120 Cottage Place Charlotte, NC 28207	37,000	11,100	*	48,100	0	0	*
Touradji Global Resources Master Fund, Ltd.(12) c/o Spectrum Global Fund Administration (Cayman) PO Box 10243 APO Ancorage Center, Second Floor Grand Cayman, Cayman Islands, BWI	4,782,862	1,395,348	9.44%	6,046,510	131,700	0	*
Truk International Fund, LP(13) One East 52nd Street, Sixth Floor New York, NY 10022	27,457	8,237	*	35,694	0	0	*
Truk Opportunity Fund, LLC(13) One East 52nd Street, Sixth Floor New York, NY 10022	290,956	87,286	*	378,242	0	0	*
J. Scott Zimmerman & Barbara Zimmerman(14) 1550 Larimer Street, #265 Denver, CO 80202	1,447,500	52,000	2.34%	910,500	589,000	0	*
William J. Zimmerman(15) 6804 Helen Court Plano, TX 75023	7,000	2,000	*	9,000	0	0	*

*
Indicates less than 1%.

(1)
Assumes all of the common shares registered are sold.

(2)
David F. Wiesner, in his capacity as President of Anchor Bay Corporation, exercises voting and/or investment power over the securities held by Anchor Bay Corporation. David Wiesner is the brother of Paul Wiesner, our Chief Financial Officer.

(3)
Capital Heights Management, Inc., the authorized agent of Capital Ventures International has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Martin Hoe, in his capacity as Investment Manager of Capital Heights Management and exercises voting power and/or investment power over the securities held by Capital Ventures International. Mr. Hoe disclaims any such beneficial ownership of the securities. Capital Ventures International is affiliated with one or more registered broker-dealers.

(4)
Afton Capital Management LLC, as the general partner of the selling shareholder, has voting and investment power with respect to the securities reported in the table for this selling shareholder. Accordingly, Afton Capital Management LLC may be deemed a beneficial owner of the securities. Albert Coy Monk IV is the managing member of Afton Capital Management LLC and may be deemed a beneficial owner of the securities. Mr. Monk disclaims any beneficial ownership of the securities.

(5)
Downsville Capital, Inc., as the general partner of the selling shareholder, has sole voting and investment power with respect to the securities reported in the table for this selling shareholder. Accordingly, Downsville Capital may be deemed a beneficial owner of the securities. Mitchell P. Kopin is President of Downsville Capital and may be deemed a beneficial owner of the securities. Mr. Kopin disclaims any beneficial ownership of the securities.

(6)
Mitch Levine, in his capacity as Managing Partner of Enable Growth Partners LP and Enable Opportunity Partners LP, exercises voting and/or investment power over the securities held by Enable Growth Partners LP and Enable Opportunity Partners LP and may be deemed a beneficial owner of the securities. Mr. Levine disclaims any beneficial ownership of the securities. Enable Growth Partners LP and Enable Opportunity Partners LP are affiliated with one or more registered broker-dealers.

(7)
KOM Capital Management, as the investment manager of the selling shareholders, has voting and investment power with respect to the securities reported in the table for the selling shareholders. Accordingly, KOM Capital Management may be deemed a beneficial owner of the securities. Fred Knoll is a principal of KOM Capital Management and may be deemed a beneficial owner of the securities. Mr. Knoll disclaims any beneficial ownership of the securities.

(8)
G. Bryan Dutt exercises voting or investment power over the securities held by Ironman Energy Capital, L.P. and may be deemed a beneficial owner of the securities. Mr. Dutt disclaims any beneficial ownership of the securities.

(9)
Joshua Silverman has investment power and voting control over these securities. Mr. Silverman disclaims beneficial ownership of these securities.

(10)
Keith Goodman, a manager of the general partner, exercises voting or investment power over the securities held by Nite Capital and may be deemed a beneficial owner of the securities. Mr. Goodman disclaims any beneficial ownership of the securities.

(11)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the common shares owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such of our common shares. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the common shares owned by Omicron and, as of the date of this prospectus, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the common shares owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositve power over the common shares owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such common shares and neither of such persons has any legal right to maintain such delegated authority. No other persons has sole or shared voting or dispositive power with respect to the common shares being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling shareholder. No person or "group" (as that term is used in Section 13(d) of the Exchange Act, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(12)
Touradji Capital Management LP, as the general partner of the selling shareholder, has voting and investment power with respect to the securities reported in the table for this selling shareholder. Accordingly, Touradji Capital Management LP may be deemed a beneficial owner of the securities. Paul Touradji is a principal of Touradji Capital Management LP and may be deemed a beneficial owner of the securities. Mr. Touradji disclaims any beneficial ownership of the securities.

(13)
Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP and Truk Opportunity Fund, LLC, exercise investment and voting control over the common shares owned by Truk International Fund, LP and Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common shares owned by Truk International Fund, LP and Truk Opportunity Fund, LLC.

(14)
J. Scott Zimmerman and Barbara E. Zimmerman share investment and voting control over the securities reported in this table. Mr. Zimmerman has served as a Director since 2004 and as our President and Chief Executive Officer since October 2004. Mrs. Zimmerman is the spouse of Mr. Zimmerman and has served as our Director of Land since May 2004.

(15)
William Zimmerman is the father of J. Scott Zimmerman, Storm Cat's President and Chief Executive Officer.

PLAN OF DISTRIBUTION

        The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling shareholders may use any one or more of the following methods when disposing of common shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales effected after the date of this prospectus;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such common shares at a stipulated price per common share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, our common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) the date on which the shares (other than shares held by our Affiliates) may be sold pursuant to Rule 144(k) of the Securities Act and (3) October 25, 2007.

LEGAL MATTERS

        The validity of the issuance of the common shares offered by this prospectus will be passed upon for us by Bull, Housser & Tupper, LLP, Vancouver, British Columbia, Canada.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2004 have been audited by Amisano

Hanson, Chartered Accountants, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The reserve estimates as of September 30, 2005 appearing in this prospectus have been prepared by Netherland, Sewell & Associates, independent reserve engineers. The reserve estimates incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2004, have been prepared by Sproule Associates Inc., independent reservoir engineers, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given upon their authority as experts in reserve engineering.

ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated under the laws of the Province of British Columbia, Canada. Further, some of our assets are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process in the United States upon our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Storm Cat predicated solely upon such civil liabilities.

EXPENSES

        We will pay all expenses in connection with the registration and sale of the common shares by the selling shareholders. None of the expenses will be borne by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

SEC Registration Fees	$3,645
AMEX Filing Fees	60,000
Transfer Agent Fees	500
Costs of Printing and Engraving	5,000
Legal Fees and Expenses	150,000
Accounting Fees	10,000
Engineering/Consulting Fees	10,000

Total	$239,145

*
All of the above items except the registration fee and AMEX filing fees are estimated.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, a registration statement on Form F-3, of which this prospectus is a part, under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

        We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports and information statements and other information regarding registrants that file electronically with the SEC. You may read and copy the registration statement, these reports and other information at the public reference facility maintained by the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        You may read and copy our SEC reports and other information at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

  •
  our Annual Report on Form 20-F for our fiscal year ended December 31, 2004, filed with the SEC on July 5, 2005 (File No. 000-49947);

  •
  the description of our common shares as set forth in our Registration Statement on Form 8-A filed with the SEC on September 26, 2005 (File No. 001-32628);

  •
  our reports on Form 6-K furnished to the SEC on December 22, 2005 (File No. 001-32628), December 22, 2005 (File No. 001-32628), November 1, 2005 (File No. 001-32628) and April 21, 2005 (File No. 000-49947);

  •
  Interim Financial Statements, Management Discussion and Analysis, Management Information Circular, Form of Proxy and News Releases dated September 20, 2005, September 22, 2005, September 28, 2005, September 29 and October 20, 2005 contained as exhibits to our report on Form 6-K furnished to the SEC on November 4, 2005 (File No. 001-32628);

  •
  News Releases dated July 6, 2005, August 18, 2005 and August 22, 2005 contained in our report on Form 6-K furnished to the SEC on September 19, 2005 (File No. 000-49947);

  •
  Interim Financial Statements and Management Discussion and Analysis contained as exhibits to our report on Form 6-K furnished to the SEC on August 3, 2005 (File No. 000-49947);

  •
  Management Information Circular, Form of Proxy and News Release dated April 29, 2005 contained as exhibits to our report on Form 6-K furnished to the SEC on July 5, 2005 (File No. 000-49947);

  •
  News Release dated March 28, 2005 contained in our report on Form 6-K furnished to the SEC on April 6, 2005 (File No. 000-49947);

  •
  News Release dated March 15, 2005 contained in our report on Form 6-K furnished to the SEC on March 18, 2005 (File No. 000-49947);

  •
  Management Information Circular, Form of Proxy and News Release dated March 2, 2005 contained in our report on Form 6-K furnished to the SEC on March 10, 2005 (File No. 000-49947);

  •
  News Release dated January 27, 2005 contained in our report on Form 6-K furnished to the SEC on January 31, 2005 (File No. 000-49947); and

  •
  News Release dated January 5, 2005, entitled "Storm Cat Energy Corporation Announces Appointment of Mr. Robert D. Penner to its Board of Directors," contained in our report on Form 6-K furnished to the SEC on January 14, 2005 (File No. 000-49947).

        This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

        Requests for such documents should be directed to:

  Paul Wiesner
  Chief Financial Officer
  Storm Cat Energy Corporation
  1125 17th Street, Suite 2310
  Denver, Colorado 80202
  Telephone: (303) 991-5070

        You may also access the documents incorporated by reference in this prospectus through our website www.stormcatenergy.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

11,695,959 Shares

Common Shares

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under the Business Corporations Act of British Columbia (the "Business Corporations Act") a corporation may indemnify present or former directors or officers, or other individuals who act or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual with respect to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved, because of that association with the Registrant or other entity. To qualify for indemnification under the Business Corporations Act, an individual must (1) act honestly and in good faith with a view to the best interest of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request, and (2) in the case of criminal or administrative action that is enforced by a monetary penalty, the individual must have had reasonable grounds for believing that the individual's conduct was lawful. In actions brought by or on behalf of the corporation, indemnification may only be made with court approval. A corporation may advance moneys to the individuals for all costs, charges and expenses of a proceeding, as long as the individual undertakes in writing to repay the moneys if indemnification is ultimately prohibited by the Business Corporations Act.

        The Registrant's Articles (the "Articles"), provide that subject to the limitations contained in the Business Corporations Act, the Registrant must indemnify its directors, former directors or alternate directors and his or her heirs and legal personal representatives against all penalties to which such person is or may be liable. Further, the Articles provide that the Registrant must pay the expenses actually and reasonably incurred by such person in respect of that proceeding. In accordance with the Articles, the Registrant may indemnify its officers and individuals whom act at the request of the Registrant, in a position equivalent to that of a director or officer of a partnership, trust, joint venture, or other unincorporated entity. A director, alternate director or officer's failure to comply with the Business Corporations Act or the Articles does not invalidate any indemnification the individual is entitled to under the Articles.

        In accordance with the Articles, the Registrant maintains insurance to cover (1) individuals who are or were directors, alternate directors, officers, employees or agents of the Registrant or corporations affiliated with the Registrant; (2) individuals who, at the request of the Registrant, are or were directors, officers, employees or agents of a corporation, partnership, trust, joint venture, or other unincorporated entity; or (3) individuals who, at the request of the Registrant, hold or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture, or other unincorporated entity, against any liability incurred by the individual in his capacity with or acting on behalf of the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under this Item 8, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9.    EXHIBITS

        The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
4.1*	Notice of Articles, dated July 14, 2005
4.2.1*	Articles, dated May 21, 2004
4.2.2*	Amendment to Articles, dated June 23, 2005
4.3
Form of Registration Rights Agreement entered into by and between Storm Cat Energy Corporation and the each of the Investors in the Private Placements (incorporated by reference to exhibit 99.2 to Storm Cat's report on Form 6-K furnished to the SEC on November 1, 2005 (Commission File No. 001-32628))
4.4
Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of each of the Investors in the Private Placements (incorporated by reference to exhibit 99.3 to Storm Cat's report on Form 6-K furnished to the SEC on November 1, 2005 (Commission File No. 001-32628))
4.5*	Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of Kevin Dewitt Davis and Barbara Zimmerman
4.6*	Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of J. Scott Zimmerman and William Zimmerman
4.7*	Specimen of Common Share Certificate
5.1*	Opinion of Bull, Housser & Tupper LLP as to the legality of the securities being registered
23.1*	Consent of Amisano Hanson, Chartered Accountants, Independent Registered Public Accounting Firm, with respect to the Registrant
23.2*	Consent of Sproule Associates Inc., Independent Reservoir Engineer, with respect to the Registrant
23.3*	Consent of Netherland, Sewell & Associates, Independent Reservoir Engineer, with respect to the Registrant
23.4*	Consent of Bull, Housser & Tupper LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page to this registration statement)

*
Filed herewith

Item 10.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the "Plan of Distribution" not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that:

      (A)
      Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

      (B)
      Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

      (C)
      Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at lest as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in Form F-3;

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  If the registrant is relying on Rule 430B:

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii)
  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (6)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 8 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 23rd day of December, 2005.

STORM CAT ENERGY CORPORATION
By:	/s/ J. SCOTT ZIMMERMAN J. Scott Zimmerman President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Scott Zimmerman and Paul Wiesner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form F-3 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-3 has been signed on by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ J. SCOTT ZIMMERMAN J. Scott Zimmerman	President and Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2005
/s/ PAUL WIESNER Paul Wiesner	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2005
/s/ CRAIG A. STEINKE Craig A. Steinke	Chairman of the Board	December 23, 2005
/s/ CHRISTOPHER I. DYAKOWSKI Christopher I. Dyakowski	Director	December 23, 2005
/s/ MICHAEL J. O'BYRNE Michael J. O'Byrne	Director	December 23, 2005
/s/ MICHAEL J. WOZNIAK Michael J. Wozniak	Director	December 23, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Notice of Articles, dated July 14, 2005
4.2.1*	Articles, dated May 21, 2004
4.2.2*	Amendment to Articles, dated June 23, 2005
4.3
Form of Registration Rights Agreement entered into by and between Storm Cat Energy Corporation and the each of the Investors in the Private Placements (incorporated by reference to exhibit 99.2 to Storm Cat's report on Form 6-K furnished to the SEC on November 1, 2005 (Commission File No. 001-32628))
4.4
Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of each of the Investors in the Private Placements (incorporated by reference to exhibit 99.3 to Storm Cat's report on Form 6-K furnished to the SEC on November 1, 2005 (Commission File No. 001-32628))
4.5*	Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of Kevin Dewitt Davis and Barbara Zimmerman
4.6*	Form of Warrant to Purchase Common Shares of Storm Cat Energy Corporation, issued by Storm Cat Energy Corporation in favor of J. Scott Zimmerman and William Zimmerman
4.7*	Specimen of Common Share Certificate
5.1*	Opinion of Bull, Housser & Tupper LLP as to the legality of the securities being registered
23.1*	Consent of Amisano Hanson, Chartered Accountants, Independent Registered Public Accounting Firm, with respect to the Registrant
23.2*	Consent of Sproule Associates Inc., Independent Reservoir Engineer, with respect to the Registrant
23.3*	Consent of Netherland, Sewell & Associates, Independent Reservoir Engineer, with respect to the Registrant
23.4*	Consent of Bull, Housser & Tupper LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page to this registration statement)

*
Filed herewith